UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 1, 2005
Superconductor Technologies Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21074 (Commission File Number)	77-0158076 (IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA (Address of Principal Executive Offices)	93111 (Zip Code)
Registrant’s telephone number, including area code: (805) 690-4500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 1, 2005, the Compensation Committee of the Board of Directors of Superconductor Technologies Inc. (the “Company”) approved the accelerated vesting of all time-vested outstanding out-of-the-money stock options held by current employees or consultants (“Options”). For these purposes, out-of-the-money shall mean having an exercise price equal to or greater than the current market price on the date of the Compensation Committee meeting which was $0.58 per share.
     The Company accelerated the vesting of the Options in anticipation of the impact of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) Share-Based Payment. SFAS 123R will require the recognition of compensation expense related to unvested stock options for fiscal years beginning after December 15, 2005. The primary purpose of the accelerated vesting was to minimize the amount of compensation expense recognized in relation to the underwater options in future periods following the adoption by the Company of SFAS 123R. In addition, because these Options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the Company believes that the acceleration may have a positive effect on employee morale and retention.
     Without the acceleration, the Company estimates that future pre-tax charges under SFAS 123R relating to these Options would have been $3.1 million, of which $1.3 million and $1.1 million would have been recognized in fiscal 2006 and 2007 respectively. These amounts will be reflected in pro forma footnote disclosure in the Company’s financial statements.
     Options to purchase approximately 4.8 million shares of the company’s common stock became immediately exercisable on December 1, 2005 as a result of the acceleration. These options, have exercise prices varying from $0.61 to $49.38 per share and a weighted average exercise price of $1.34. No changes were made to the exercise price of any Option and all of the effected Options remain at prices above the current market price.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
None

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superconductor Technologies Inc.
Date: December 5, 2005	By:	/s/ Martin S. McDermut
Martin S. McDermut, Senior Vice President, Chief Financial Officer and Secretary

S-1